EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Julie MacMedan

THQ/Investor Relations

818/871-5095

Liz Pieri

THQ/Media Relations

818/871-5061

THQ UPDATES FISCAL 2006 FOURTH QUARTER OUTLOOK

— Company Reaffirms FY 2007 Guidance —

AGOURA HILLS, Calif. — April 20, 2006 - THQ Inc. (NASDAQ: THQI) today announced updated guidance for its fiscal 2006 fourth quarter.  The company now expects net sales to exceed guidance for the fourth quarter ended March 31, 2006 and expects earnings per share for the quarter to be lower than previous guidance, due primarily to a change in development strategy for its World Wresting Entertainment® (WWE) games and the below-plan performance of the current-generation title Full Spectrum Warrior™: Ten Hammers.

The company reaffirmed its previous guidance for the fiscal year ending March 31, 2007.  THQ expects to report net sales in the range of $900 to $950 million and earnings per diluted share in the range of $0.90 to $1.00.

For the fiscal 2006 fourth quarter, THQ expects to report net sales of approximately $150 million, above its previous guidance of $135 million.  The company expects to report a net loss per share of approximately $0.13, compared with previous guidance of earnings of $0.02 per diluted share.

THQ has entered into a long-term, strategic agreement with game developer YUKE’s Co., Ltd. for developing games based on the WWE brand, including the upcoming WWE® SmackDown® vs. RAW® 2007.  THQ holds a minority interest in YUKE’s, which has developed wrestling games for the company since 1999.   As a result of the new development agreement, the expected fourth quarter loss per share includes $0.08 of software development expense related to the cessation of internal product development for wrestling games.  In addition, the company’s results are expected to include $0.06 per share of higher-than-expected price protection and software development expense for Full Spectrum Warrior: Ten Hammers.

“YUKE’s has consistently delivered WWE games that achieved tremendous critical praise and commercial success, with the most recent holiday 2005 title shipping in excess of three million units worldwide,” said Kelly Flock, THQ executive vice president of worldwide publishing.  “We are extremely impressed with what we’ve seen of their new games for next-generation systems and look forward to continuing to work with YUKE’s to deliver high quality innovative WWE games for years to come.”

“As we continue to manage through the platform transition, our outlook for fiscal 2007 and the long-term remains positive,” said Brian Farrell, THQ president and CEO.  “We expect significant video game industry growth over the next several years and believe we are well positioned to continue to gain share in this expanding market.”

THQ plans to report financial results for the March 31, 2006 quarter before market open on May 5, 2006.

About THQ

THQ Inc. (NASDAQ: THQI) is a leading worldwide developer and publisher of interactive entertainment software.  Headquartered in Los Angeles County, California, THQ sells product through its global network of offices located throughout North America, Europe and Asia Pacific.  More information about THQ and its products may be found at www.thq.com and www.thqwireless.com. THQ, THQ Wireless, and their respective logos are trademarks and/or registered trademarks of THQ Inc.

All other trademarks are trademarks or registered trademarks of their respective owners.

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to,(i) the company’s expectations for revenue and earnings per share for the quarter and fiscal year ended March 31, 2006 and the fiscal year ending March 31, 2007, (ii) expectations related to the company’s long-term agreement with YUKE’s, and (iii) other statements related to the company’s expectations about future periods.  These forward-looking statements are based on current expectations, estimates and projections about the business of THQ Inc. and its subsidiaries (collectively referred to as “THQ”) and are based upon management’s beliefs and certain assumptions made by management.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive and technological factors affecting the operations, markets, products, services and pricing of THQ.  Unless otherwise required by law, THQ disclaims any obligation to update its view on any such risks or uncertainties or to revise or publicly release the results of any revision to these forward-looking statements.  Readers should carefully review the risk factors and the information that could materially affect THQ’s financial results, described in other documents that THQ files from time to time with the Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q and its Annual Report on Form 10-K for the fiscal period ended March 31, 2005, and particularly the discussion of risk factors that may affect results of operations set forth therein.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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